This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. The Offer is being made solely by the Offer to Purchase dated December 8, 1995 and the related Assignment of Partnership Interest and is being made to all holders of Units. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
               UP TO 11,349 UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                           DAVIDSON GROWTH PLUS, L.P.
                                       AT
                              $240.00 NET PER UNIT
                                       BY
                             DGP ACQUISITION, L.L.C.

     THE OFFER IS NOT CONDITIONED UPON FINANCING OR UPON ANY MINIMUM AGGREGATE NUMBER OF UNITS BEING TENDERED.

     DGP Acquisition, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 11,349 of the outstanding units of limited partnership interest ("Units") of Davidson Growth Plus, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $240.00 per Unit, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 8, 1995 and in the related Assignment of Partnership Interest (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). As more fully described in the Offer to Purchase, the Purchaser is an affiliate of the managing general partner of the Partnership.

--------------------------------------------------------------------------------
        THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JANUARY 8, 1996,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Purchaser is making the Offer for investment purposes. Although the Purchaser does not intend to change current management or the operation of the Partnership and has no current plans for any extraordinary transaction involving the Partnership, these plans could change in the future.

     Limited Partners who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that in order for a partial tender to be valid, after the sale of Units pursuant to the Offer the Limited Partner must continue to hold at least five Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

     If more than 11,349 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 40% of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid (i) purchases of fractional Units and (ii) purchases that would violate Section 12.1 of the Partnership Agreement (which generally requires that a Limited Partner who sells less than all of its Units must continue to own a minimum of five, or in some instances two, Units). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 11,349 Units, the Purchaser will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives verbal or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of those Units pursuant to the Offer. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting such payments to Limited Partners whose Units have been accepted for payment. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest (or facsimile thereof) and any other documents required by the Assignment of Partnership Interest. Under no circumstance will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 8, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving verbal or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 6, 1996. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be retendered, however, at any time prior to the Expiration Date.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the Assignment of Partnership Interest are being mailed by the Purchaser to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by Individual Retirement Accounts and qualified plans) beneficial owners of Units as of October 1, 1995 (the last date on which such persons were admitted to the Partnership as Limited Partners), as well as to those persons who the Partnership knows are transferees of Units but who have not yet been admitted to the Partnership as Limited Partners.

     THE OFFER TO PURCHASE AND THE RELATED ASSIGNMENT OF PARTNERSHIP INTEREST CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Assignment of Partnership Interest may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Units pursuant to the Offer.

                     The Information Agent for the Offer is:

                           [BEACON HILL PARTNER LOGO]

                                 90 Broad Street
                                   20th Floor
                            New York, New York 10004
                                 (800) 755-5001
                                   (Toll Free)

DECEMBER 8, 1995

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